Exhibit 3.1
DOUBLE EAGLE PETROLEUM CO.
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
     Pursuant to the provisions of the General Corporation Law of Maryland, Double Eagle Petroleum Co., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The following amendment to the Articles of Incorporation of the Corporation (the “Articles”) was duly adopted in accordance with Section 2-604 of the General Corporation Law of Maryland in order to provide the Board of Directors of the Corporation the authority to issue Ten Million (10,000,000) shares of preferred stock, each share having a par value of $.10:
     Article FOURTH of the Articles are amended to read in its entirety as follows:
     “FOURTH. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Fifty Million (50,000,000) shares of Common Stock, par value of $.10 per share, and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $.10 per share. The Board of Directors is expressly authorized, prior to issuance, to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock.
     (b) Each stockholder of record shall have one vote for each share of common stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each stockholder shall have as many votes for each share held by him as there are directors to be elected and for whose election the stockholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.
     (c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of stockholders a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group. When, with respect to any actions to be taken by stockholders of the corporation, the Maryland Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares, or of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of the majority of such shares or class or series thereof.
     (d) Stockholders shall not have pre-emptive rights to acquire additional or treasury shares of the corporation. All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the corporation’s shares. No shareholder or subscriber to the capital stock of the corporation shall be under any obligation to the corporation or its creditors with respect to such stock other than the obligation to pay the corporation the full consideration for which stock was issued or is to be issued.”
     SECOND: The amendment of the Articles has been approved by the directors and shareholders of the Corporation.
     THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 50,000,000, consisting of 50,000,000 shares of Common Stock, par value $.10 per share. The aggregate par value of all shares of stock having par value was $5,000,000.
     FOURTH: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendment is 60,000,000, consisting of 50,000,000 shares of Common Stock, par value $.10 per share, and 10,000,000 shares of Preferred Stock, par value $.10 per share. The aggregate par value of all authorized shares of stock having par value is $6,000,000.

     WE THE UNDERSIGNED President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

By:	/s/ Carol A. Osborne	By: :	/s/ Stephen H. Hollis
Name:	Carol A. Osborne	Name:	Stephen H. Hollis
Title:	Secretary	Title:	President
		Address:	777 Overland Trail Casper, Wyoming 82601